UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 22, 2013 (October 22, 2013)

AMERICAN DG ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34493	04-3569304
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachussetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 622-1120

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2013, on the recommendation of the Chairman of the Board of American DG Energy Inc., or the Registrant, the Board of Directors appointed Mr. John Rowe as a member of Registrant’s Board of Directors. Mr. Rowe shall hold such position until the next annual meeting of the stockholders of the Registrant or until his successor shall have been duly elected and qualified.

Mr. Rowe is Chairman Emeritus of Exelon Corporation, a utility holding company which he has led since its formation in 2000.  Mr. Rowe retired as Chief Executive Officer of Exelon in March 2012.  Exelon Corporation is the nation's leading competitive energy provider, with approximately $23.5 billion in annual revenues.  Previous roles include chief executive officer positions at New England Electric Systems and Central Maine Power Company.  Mr. Rowe served as general counsel of Consolidated Railroad and was a partner in the law firm of Isham, Lincoln and Beale.

The Registrant’s Board of Directors has determined that Mr. Rowe’s prior experience in senior operating positions at various companies, where he demonstrated leadership capability and garnered extensive operating expertise qualify him to be a member of the Board of Directors in light of Registrant’s business and structure.

Mr. Rowe has no family relationships with any directors or executive officers of the Registrant. He will receive a fee of $500 per day for his service as a member of the Board of Directors of the Registrant and has been granted a nonqualified option award to purchase 80,000 shares of the Registrant’s common stock with an exercise price equal to the fair market value of Registrant’s common stock on the date of the grant. Those options will vest in 4 equal annual installments and will expire on the tenth anniversary of the date of the grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 28, 2013	AMERICAN DG ENERGY INC.

By: /s/ Jesse T. Herrick

Jesse T. Herrick, Chief Financial Officer

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